U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   EHLEY                              GLENN                  R.
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   (Last)                            (First)              (Middle)

     c/o AirNet Communications Corporation
     100 Rialto Place, Suite 300
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                                    (Street)

     Melbourne                          FL                  32901
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     12/07/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice President of Sales & Marketing
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     12/06/99
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                             16,040                      D
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

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               151            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock             1,069            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     08/08/00     Common Stock                76            $3.319           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                74            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                11            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                74            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                11            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                65            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               454            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     10/20/00     Common Stock                33            $3.319           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                32            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                 5            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                32            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                 5            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                46            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               323            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     09/23/01     Common Stock                23            $3.319           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                23            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                 4            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                23            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                 4            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               151            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock             1,069            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     10/01/01     Common Stock                76            $3.319           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                74            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                11            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                74            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                11            $1.328           D
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Employee Stock Option
(right to buy)            (1)        09/15/02     Common Stock             1,477            $0.066           D
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Employee Stock Option
(right to buy)            (1)        02/19/08     Common Stock               417            $1.328           D
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Employee Stock Option
(right to buy)            (1)        02/19/08     Common Stock             2,954            $1.328           D
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Employee Stock Option
(right to buy)            (1)        04/16/02     Common Stock               417            $3.319           D
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Employee Stock Option
(right to buy)            (1)        02/19/08     Common Stock               205            $1.328           D
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Employee Stock Option
(right to buy)            (1)        02/19/08     Common Stock                29            $1.328           D
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Employee Stock Option
(right to buy)            (1)        02/19/08     Common Stock               205            $1.328           D
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Employee Stock Option
(right to buy)            (1)        02/19/08     Common Stock                29            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               290            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock             2,053            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     07/02/02     Common Stock               290            $3.319           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               143            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                21            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock               143            $1.328           D
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Employee Stock Option
(right to buy)            Immed.     02/19/08     Common Stock                21            $1.328           D
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Employee Stock Option
(right to buy)            (2)        09/15/02     Common Stock             9,393            $0.066           D
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Employee Stock Option
(right to buy)            (2)        02/19/08     Common Stock             2,650            $1.328           D
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Employee Stock Option
(right to buy)            (2)        02/19/08     Common Stock            18,785            $1.328           D
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Employee Stock Option
(right to buy)            (2)        08/22/02     Common Stock             2,650            $3.319           D
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Employee Stock Option
(right to buy)            (2)        02/19/08     Common Stock             1,301            $1.328           D
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Employee Stock Option
(right to buy)            (2)        02/19/08     Common Stock               184            $1.328           D
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Employee Stock Option
(right to buy)            (2)        02/19/08     Common Stock             1,301            $1.328           D
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Employee Stock Option
(right to buy)            (2)        02/19/08     Common Stock               184            $1.328           D
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Employee Stock Option
(right to buy)            (3)        02/19/03     Common Stock            10,546            $1.328           D
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Employee Stock Option
(right to buy)            (4)        02/16/09     Common Stock            75,324            $2.390           D
====================================================================================================================================

Explanation of Responses:

(1) The option vests in four equal annual installments beginning April 16, 1998.

(2) The option vests in four equal annual installments beginning August 22, 1998.

(3) The option vests in four equal annual installments beginning February 19, 1999.

(4) The option vests in four equal annual installments beginning February 16, 2000.


          /s/ Glenn R. Ehley                                    12/29/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.